Exhibit 99.1
WVT Announces Election of New Directors
(Warwick, NY, March 24, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that on March 20, 2006, the Board of Directors of Warwick Valley Telephone Company elected three new Directors to fill the seats that became vacant through the previously announced resignations of three Directors.
Mrs. Kelly C. Bloss was elected to fill the seat of Mr. Rafael Collado; Mr. Jeffrey D. Alario was elected to fill the seat of Dr. Joseph E. DeLuca; and Mr. Douglas J. Mellow was elected to fill the seat of Mr. Fred M. Knipp, for terms that will run until the Company’s upcoming Annual Meeting of Shareholders and until their successors have been elected and qualified.
Mrs. Bloss, 42, is the President of Knowledge Transfer Group, Inc., a telecommunications and information management consulting firm based in Tuckahoe, New York, and has extensive industry experience as a past Vice President of Verizon and Bell Atlantic/NYNEX.
Mr. Alario, 44, is a Certified Public Accountant, and is Managing Partner of Borgmeier and Alario, CPA’s, an auditing, financial reporting, tax compliance and planning firm located in Warwick, New York. He is also the Chief Financial Officer of the telemarketing firm Person-to-Person Marketing LLC.
Mr. Douglas J. Mellow, 63, is founder and President of DJM Advisory Services, Inc., a telecommunications advisory firm located in Rye, New York. He is past President of Large Business Sales, North for Bell Atlantic Corporation, and he also held various senior executive positions with NYNEX Corporation.
Contact:	Warwick Valley Telephone Company Herbert Gareiss, Jr. (845) 986-8080